EXHIBIT 5.1

Faegre Baker Daniels LLP

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone (612) 766-7000

Facsimile (612) 766-1600

February 3, 2016

Board of Directors

Talon Real Estate Holding Corp.

5500 Wayzata Boulevard Suite 1070

Minneapolis, Minnesota 55416

Ladies and Gentlemen:

We are acting as counsel for Talon Real Estate Holding Corp., a Utah corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8, including any amendments thereto (the “Registration Statement”).  The Registration Statement relates to the registration of an additional 511,730 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) pursuant to the Talon Real Estate Holding Corp. 2013 Equity Incentive Plan (the “2013 Plan”).  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the 2013 Plan, the Articles of Incorporation and the Bylaws of the Company, the Board of Directors and shareholder resolutions approving the Plan and authorizing the issuance of the Shares, and such other documents as we have considered relevant.  We have assumed that:  (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; (vi) the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2013 Plan prior to the issuance thereof; and (vii) each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that the Shares being registered are duly authorized, and when issued and sold in accordance with the Registration Statement and the 2013 Plan, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the Utah Revised Business Corporation Act and federal law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman